Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

FOR IMMEDIATE RELEASE	Contact:	Jennifer Spaude
HickoryTech
507-386-3765

HickoryTech Announces Settlement with Inter-Exchange Carrier

Company will record $1.9 million of settlement revenue in second quarter

MANKATO, Minn., June 11, 2007 — HickoryTech (Nasdaq: HTCO) today announced the Company has settled and dismissed its civil complaint against a large inter-exchange carrier related to an access avoidance scheme for prepaid calling card traffic.   The company will record $1.9 million of revenue attributable to this non-recurring network access revenue billing matter in its second quarter financial results.

About HickoryTech:

HickoryTech Corporation (NASDAQ:  HTCO), headquartered in Mankato, Minn., offers integrated communication products and services to business and residential customers over a regional fiber network.  The company is in its 110th year of operation and has approximately 400 employees. The Telecom Sector, with facilities-based operations in Minnesota and Iowa, offers local voice, long distance, high-speed Internet, Digital TV and IP networking services to residential and business customers.  In addition, the Telecom Sector develops telecom and carrier access billing solutions and customer management systems. The Enventis Sector provides IP-based voice, data and network solutions to businesses across a five-state region. For more information, visit www.hickorytech.com.

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